Exhibit 99.1
Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2011 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

REDWOOD CITY, Calif. – August 9, 2011 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and year ended June 30, 2011. Cardica's management will host a conference call at 4:30 p.m. Eastern Time today to discuss the financial results and provide an update on the company's business.

“The Microcutter XPRESS™ 30 has now been used successfully in multiple laparoscopic procedures in Europe, with all treated patients discharged as planned without any complications,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica.  “The initial feedback from these and future surgical experiences will be incorporated into both improvements in the XPRESS 30 as well as other iterations of the microcutter product family, including the XPRESS™ 45 and the XCHANGE™ 30, both of which we expect to complete design verification and then certify for  CE Mark by the end of the 2011 calendar year.”

Recent Highlights and Accomplishments

•	Dr. Andreas Kuthe performed the first laparoscopic procedures using the Microcutter XPRESS 30 stapling and cutting device;

•	Completed the internal design validation process for the Microcutter XPRESS 30, and subsequently applied CE Mark to this device;

•	Increased cumulative worldwide shipments of PAS-Port(R) Proximal Anastomosis Systems to over 24,100 units, with 1,113 units shipped in the fiscal 2011 fourth quarter; and

•	Increased cumulative worldwide shipments of C-Port(R) Distal Anastomosis Systems to over 12,100 units, with 312 units shipped in the fiscal 2011 fourth quarter.

Fiscal 2011 Fourth Quarter and Year Ended June 30, 2011 Financial Results
Total product sales were approximately $0.9 million for the fiscal 2011 fourth quarter compared to $1.0 million for the same period of fiscal 2010. License and development revenue of $84,000 in the fiscal 2011 fourth quarter was related to the August 2010 license agreement with Intuitive Surgical. Total net revenue was approximately $1.0 million for both the fiscal 2011 and 2010 fourth quarters. Cost of product sales was approximately $0.8 million for the fiscal 2011 fourth quarter compared to $1.1 million for the fiscal 2010 fourth quarter.

Research and development expenses were approximately $1.7 million for both the fiscal 2011 and 2010 fourth quarters. Selling, general and administrative expenses were approximately $1.3 million for both the fiscal 2011 and fiscal 2010 fourth quarters.

The net loss for the fiscal 2011 fourth quarter was approximately $2.8 million, or $0.11 per share, compared with a net loss of approximately $3.1 million, or $0.13 per share, for the fiscal 2010 fourth quarter.

Total net revenue for the fiscal year ended June 30, 2011 was approximately $13.2 million compared with approximately $4.0 million for the same period of fiscal 2010. Total net revenue for the fiscal year ended June 30, 2011 included $9.3 million in license revenue from the August 2010 license agreement with Intuitive Surgical. Total operating costs and expenses for the fiscal year ended June 30, 2011 were approximately $16.8 million compared with approximately $14.9 million for fiscal 2010. The net loss for fiscal 2011 was approximately $3.5 million, or $0.14 per share, compared to $10.9 million, or $0.50 per share, for fiscal 2010.

Cash and short term investments at June 30, 2011 were approximately $9.3 million compared with $6.6 million at June 30, 2010. As of June 30, 2011, there were approximately 26.6 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-202-3048 from the United States and Canada or 617-213-8843 internationally. The conference ID is 37081613. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through August 16, 2011, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 47914238.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and endoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 36,000 units throughout the world. In addition, the company is developing the Cardica Microcutter XPRESS™ 30, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica Microcutter products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
This press release contains "forward-looking" statements, including all statements regarding the continued development, regulatory approval and commercial launch of products in Cardica’s proposed microcutter product line, including the Cardica Microcutter XPRESS 30, XPRESS 45 and XCHANGE 30. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “will,” “expect," “intended” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to complete the development of the Cardica microcutter product line on Cardica’s anticipated timeframe; that Cardica's current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica's intellectual property rights may not provide adequate protection; that Cardica's sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica's ability to market and develop products, as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue
Product sales, net	$939	$965	$3,879	$3,764
License and development revenue	84	-	9,277	124
Royalty revenue	20	26	77	93
Total	1,043	991	13,233	3,981

Operating costs and expenses
Cost of product sales	847	1,080	3,350	3,687
Research and development	1,728	1,678	7,495	5,437
Selling, general and administrative	1,287	1,292	5,914	5,734
Total operating costs and expenses	3,862	4,050	16,759	14,858

Loss from operations	(2,819)	(3,059)	(3,526)	(10,877)
Interest and other income	(7)	(1)	26	34
Interest expense	-	(22)	(11)	(112)

Net loss before income tax benefit	(2,826)	(3,082)	(3,511)	(10,955)

Income tax benefit	-	31	-	31

Net loss	$(2,826)	$(3,051)	$(3,511)	$(10,924)

Basic and diluted net loss per share	$(0.11)	$(0.13)	$(0.14)	$(0.50)

Shares used in computing basic and diluted net loss per share	26,545	24,000	25,620	21,927

Balance Sheets
(amounts in thousands)
	June 30,	June 30,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$8,332	$6,561
Short-term investments	993	-
Accounts receivable	327	376
Inventories	840	1,131
Other assets	978	1,723
Total assets	$11,470	$9,791

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,488	$1,511
Short term debt	-	1,400
Deferred revenue	1,114	403
Total stockholders' equity	8,868	6,477
Total liabilities and stockholders' equity	$11,470	$9,791

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